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American Century Target Maturities Trust
Exhibit 77C
77C.

A special meeting of shareholders was held on July 27, 2007 and August 24, 2997, to vote on the following proposals. The proposals received the required number of votes of the American Century Target
Maturities Trust, or the applicable fund, depending on the proposal, and were adopted. A summary of voting results is listed below each proposal.

PROPOSAL 1:

To elect eight Trustees to the Board of Trustees of American Century Target Maturities Trust(the
proposal was voted on by all shareholders of funds issued by American Century Target Maturities Trust):

John Freidenrich                     For:                          733,394,650
                                     Withhold:                      16,592,714
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Ronald J. Gilson                     For:                          733,666,216
                                     Withhold:                     16,321,148
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Kathryn A. Hall                      For:                          734,097,215
                                     Withhold:                     15,890,149
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Myron S. Scholes                     For:                          733,253,610
                                     Withhold:                      16,733,754
                                     Abstain:                       0
                                     Broker Non-Vote:               0

John B. Shoven                       For:                          733,925,217
                                     Withhold:                     16,062,147
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Jeanne D. Wohlers                    For:                          733,584,383
                                     Withhold:                     16,402,981
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Peter F. Pervere                     For:                          732,990,585
                                     Withhold:                     16,996,779
                                     Abstain:                       0
                                     Broker Non-Vote:               0

Jonathan S. Thomas                   For:                          733,295,097
                                     Withhold:                     16,692,267
                                     Abstain:                       0
                                     Broker Non-Vote:               0




PROPOSAL 2:

To approve a change in the fee structure of the Advisor Class. This proposal was voted on by the Advisor
Class shareholders of the following funds:

                          Target 2010      Target 2015      Target 2020       Target 2025
For:                      2,900,441        2,133,741        5,553,614         13,769,563
Against:                   190,509         209,491          269,282           972,297
Abstain:                   78,921          72,718           578,289           887,100
Broker Non-Vote:          387,677          510,885          1,835,400         4,794,155

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